As filed with the Securities and Exchange Commission on August 2, 2000

                                                      Registration No. 333-26827
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             LINENS 'N THINGS, INC.
                             ----------------------
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                      22-3463939
           --------                                      ----------
(State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
Incorporation or Organization)

                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015
                            -------------------------
                    (Address of Principal Executive Offices)

             LINENS 'N THINGS, INC. 1996 INCENTIVE COMPENSATION PLAN
             -------------------------------------------------------
                            (Full Title of the Plan)

                                 NORMAN AXELROD
                 CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015
                                  (973)778-1300
                                  -------------
            (Name, Address and Telephone Number of Agent For Service)
                             ----------------------

                                 With a copy to:
                              WARREN J. CASEY, ESQ.
                        PITNEY, HARDIN, KIPP & SZUCH LLP
                                  P.O. BOX 1945
                        MORRISTOWN, NEW JERSEY 07962-1945
                                 (973) 966-6300


                                            CALCULATION OF REGISTRATION FEE

========================== ======================= ======================== ======================= =======================
        Title Of                   Amount             Proposed Maximum         Proposed Maximum           Amount Of
      Securities To                To Be               Offering Price             Aggregate              Registration
      Be Registered              Registered               Per Share             Offering Price               Fee
-------------------------- ----------------------- ------------------------ ----------------------- -----------------------
          N/A*                      N/A*                    N/A*                     N/A*                    N/A*
-------------------------- ----------------------- ------------------------ ----------------------- -----------------------

---------------------

         * This Amendment is to deregister certain shares and plan interests under the 1996 Incentive Compensation Plan.

                            POST-EFFECTIVE AMENDMENT

         The Registrant is filing this post-effective amendment to deregister certain securities and plan interests pursuant to the Registration Statement on Form S-8 (Registration No. 333-26827), originally filed with the Commission on May 9, 1997. A total of 2,312,132 shares were registered under the Registrant's 1996 Incentive Compensation Plan (the "Plan"). Subsequently, on April 14, 1998, the Company effected a two-for-one stock split.

         On May 10, 2000, the shareholders of the Registrant approved the adoption of the Registrant's 2000 Stock Award and Incentive Plan (the "2000 Plan"). The 2000 Plan replaces both the Plan and the Registrant's 1996 Non-Employee Director Stock Plan (collectively, the "Preexisting Plans"). No future awards will be made under either of the Preexisting Plans (although outstanding awards under each of the Preexisting Plans will continue to be in effect under the 2000 Plan).

         In addition, an aggregate of approximately 300,000 shares (estimated) will be available for issuance from the termination, forfeiture or cancellation of currently outstanding awards issued under the Preexisting Plans, which shares upon any such termination, forfeiture or cancellation will become available for future issuance under the 2000 Plan.

         At the time of termination  of the Plan,  129,446 shares were available
for  future   issuance   under  the  Plan.   These  129,446  shares  are  hereby
deregistered.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton, State of New Jersey, on this 31st day of July, 2000.

                              Linens 'n Things, Inc.
                              (Registrant)


                                   NORMAN AXELROD
                              By:  _________________________
                                   Norman Axelrod
                                   Chairman, Chief Executive Officer
                                   and President
                                   (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints Norman Axelrod, William T. Giles and Brian D. Silva, and each of them, their true and lawful attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     Signature                           Title                            Date
     ---------                           -----                            ----

NORMAN AXELROD
_____________________                                                  July 31, 2000
Norman Axelrod                Chairman, Chief Executive
                                Officer and President
                            (Principal Executive Officer)

PHILIP E. BEEKMAN
______________________                                                 July 31, 2000
Philip E. Beekman                      Director

HAROLD F. COMPTON
______________________                                                 July 19, 2000
Harold F. Compton                      Director

STANLEY P. GOLDSTEIN
_____________________                                                  July 31, 2000
Stanley P. Goldstein                   Director

MORTON E. HANDEL
______________________                                                 July 19, 2000
Morton E. Handel                       Director

WILLIAM T. GILES
______________________                                                 July 31, 2000
William T. Giles               Chief Financial Officer
                            (Principal Financial Officer and
                             Principal Accounting Officer)